Exhibit (d)(92)
AMENDMENT NO. 1 TO INVESTMENT SUBADVISORY AGREEMENT
This Amendment to the Investment Subadvisory Agreement effective as of October 27, 2007 (the “Agreement”) by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Payden & Rygel, a Delaware limited liability company (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust shall be effective as of April 3, 2009.
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into the Agreement for the management of the assets of the Vantagepoint Diversified Assets Fund, a series of The Vantagepoint Funds;
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1. Schedule A, Fee Schedule shall be replaced in its entirety with the schedule attached to this Amendment.
2. All other provisions of the Agreement, as previously amended, remain in full force and effect.
3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.
4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT:
THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Diversified Assets Fund

By:	/s/ Angela Montez
Angela Montez, Secretary

Date:	April 3, 2009

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer and Manager
Vantagepoint Investment Advisers, LLC

Date: April 3, 2009
              VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Angela Montez, Assistant Secretary
ICMA Retirement Corporation

Date:	April 3, 2009

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer and Manager
Vantagepoint Investment Advisers, LLC

Date: April 3, 2009
              PAYDEN & RYGEL

By:	Brian W. Matthews

Title:	Managing Principal

Date:	March 30, 2009

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
Payden & Rygel
DIVERSIFIED ASSETS FUND
Fee Schedule for Payden & Rygel’s Enhanced Cash Strategy Portfolio
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

First	$200 million	0.10 percent
Next	$100 million	0.09 percent
Over	$300 million	0.08 percent
Fee Schedule for Payden & Rygel’s Low Duration Plus Strategy Portfolio
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.
0.19 percent